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                                                      EXHIBIT 99.B12



                                  EXHIBIT 12

        Agreement Governing Contribution to Sentry Variable Account I
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                        AGREEMENT GOVERNING CONTRIBUTION

                                       TO

                           SENTRY VARIABLE ACCOUNT I

                                       BY

                   SENTRY LIFE INSURANCE COMPANY OF NEW YORK


     This Agreement is made by and between Sentry Variable Account I (the "Variable Account"), a separate account of Sentry Life Insurance Company of New York duly organized under the laws of the State of New York, and Sentry Life Insurance Company of New York ("Insurance Company"), a New York company.

     WHEREAS, Insurance Company has established the Variable Account and proposes to contribute to the Variable Account the sum of $100,000 ("Contribution") in the manner hereinafter described; and

     WHEREAS, it is necessary and desirable that the terms under which said Contribution is made and the respective rights of Insurance Company and the Variable Account with respect thereto be determined; and

     NOW, THEREFORE, it is hereby agreed between Insurance Company and the Variable Account as follows:

                                       I

     Insurance Company hereby commits itself to, and does herewith, contribute to the Variable Account the sum of $100,000. Insurance Company hereby represents and agrees that it is making such Contribution for investment purposes and not with a view to redeeming or disposing of any interest in the Variable Account resulting from such Contribution.

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                                       II

     In consideration for such Contribution and without deduction of any sales charges, the Variable Account shall credit Insurance Company with accumulation units of which Insurance Company shall be the owner. Such accumulation units shall share pro rata in the investment performance of the Variable Account and shall be subject to the same valuation procedures and the same periodic charges as are other accumulation units and annuity units in the Variable Account. Insurance Company shall have and may exercise voting rights on the same basis as owners of variable annuity contracts issued or to be issued with respect to the Variable Account.

                                      III

     Insurance Company hereby acknowledges that by making such contribution it is not and shall not be regarded as a creditor of the Variable Account and that the relationship of debtor-creditor between the Variable Account and Insurance Company does not exist with respect to the amount so contributed. Insurance Company agrees that by making such contribution it is not now and shall not in the future be, or be deemed to be, the holder of any interest other than as provided in paragraph 2 of this agreement. Insurance Company agrees that its interest in the Variable Account as a result of such Contribution shall be neither senior to nor subordinate to the interests of owners of variable annuity contracts issued with respect to the Variable Account or of Insurance Company, however occurring, Insurance Company shall have no preferential rights of any kind over such contract owner's but shall share ratably with them.


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                                       IV

     All commitments of Insurance Company hereunder shall be forever binding upon its successor or successors.

                                       V

     The Variable Account hereby accepts such Contribution subject to the terms of the Agreement.

         Executed this 1st day of May, 1984.


                                       SENTRY LIFE INSURANCE COMPANY
                                       OF NEW YORK


                                       By: /s/Thomas H. Weingarten
                                           -----------------------

Attest: /s/Caroline E. Fribance
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                                            SENTRY VARIABLE ACCOUNT I

                                       By: /s/Thomas H. Weingarten
                                           -----------------------

Attest: /s/Caroline E. Fribance
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